Exhibit 99.1

Fibrocell and Intrexon Announce Positive in vitro Pre-Clinical Data for FCX-007 for the Treatment of Recessive Dystrophic Epidermolysis Bullosa (RDEB)
at European Society of Human Genetics
Findings Advance Gene-Therapy Drug Candidate as Potential First-in-Class Treatment
for RDEB—a Rare, Congenital, Devastating Skin Disease
EXTON, PA, and GERMANTOWN, MD, June 8, 2015 — Fibrocell Science, Inc., (NASDAQ:FCSC), an autologous cell and gene therapy company focused on developing first-in-class treatments for rare and serious skin and connective tissue diseases with high unmet needs, and Intrexon Corporation (NYSE: XON), a leader in synthetic biology, today announced positive in vitro pre-clinical data for Fibrocell’s lead orphan gene-therapy drug candidate, FCX-007, for the treatment of recessive dystrophic epidermolysis bullosa (RDEB). The data were presented in a poster entitled “Development of a Genetically-Modified Human Dermal Fibroblast for the Treatment of Recessive Dystrophic Epidermolysis Bullosa (RDEB)” at the European Society of Human Genetics (ESHG) Conference from June 6-9, 2015 in Glasgow, Scotland, United Kingdom.
RDEB is caused by a mutation of the COL7A1 gene—the gene which encodes for type VII collagen (COL7), a protein that forms anchoring fibrils to hold together the layers of skin. Without these fibrils, skin layers separate causing severe blistering, open wounds and scarring in response to any kind of friction, including normal daily activities like rubbing or scratching.
In vitro product development data showed that FCX-007 (genetically-modified human dermal fibroblast, collagen VII) expresses full-length COL7 and exhibits the proper trimeric form, size, and binding functionality characteristic of anchoring fibrils, which are missing or deficient in RDEB patients. By genetically modifying autologous fibroblasts, ex vivo, to produce COL7, culturing them and then treating blisters and wounds locally via injection, FCX-007 offers the potential to address the underlying cause of RDEB by providing high levels of COL7 to the affected areas, avoiding systemic treatment.
"We are encouraged by these data that underscore the potential for FCX-007 to become the first personalized gene therapy to treat the underlying cause of RDEB," said David Pernock, Chairman and Chief Executive Officer of Fibrocell. “More broadly, our progress with FCX-007 over the past 18 months is a testament to the efficiency of our gene therapy product engine and exemplifies ground-breaking possibilities for our pipeline of novel therapeutics.”
The data presented at ESHG shows FCX-007 cells were successfully produced on cGMP-scale by expanding lentivirus-collagen type VII-transduced (LV-COL7-transduced) RDEB patient fibroblasts from a biopsy sample. The results showed:
* The integrated transgene copy number per cell was dose-dependent using a replication-defective, self-inactivating (SIN) lentiviral vector;
* The COL7 expression from the FCX-007 cells was confirmed by three different analytical methods: qRT-PCR, immunofluorescence staining and ELISA;
* The structure of the COL7 expressed by the FCX-007 cells was shown to be predominantly trimeric by immunoprecipitation/SDS-PAGE/Western blot analysis. Naturally-occurring COL7 primarily has this characteristic trimeric structure which is believed to be integral to the creation of anchoring fibrils of necessary strength; and
* The COL7 produced from the FCX-007 cells was demonstrated to be functional by binding to Laminin 332 both in an in vitro binding assay and by correction of the hypermotility phenotype of RDEB cells in an in vitro migration assay. In normal skin, COL7 anchoring fibrils bind to Laminin 332, extracellular matrix proteins, and other collagens to mediate attachment of the dermis to the epidermis.
Preliminary two- and six-week toxicology results using FCX-007 cells in a human skin graft model demonstrated no findings of toxicology in RDEB human skin xenograft severe combined immunodeficiency (SCID) mice.
"These positive data from our product development program show the potential of FCX-007 as an autologous, genetically-modified fibroblast cell therapy designed to improve skin function in RDEB patients through restoration of type VII collagen levels," said John Maslowski, Vice President of Scientific Affairs at Fibrocell. "We are continuing to move toward human clinical trials by further confirming FCX-007’s COL7 persistence, distribution, localization and toxicology in more advanced model systems."

Suma Krishnan, Senior Vice President, Product Development and Head of Intrexon’s Human Therapeutics Division, added, “As the FCX-007 program progresses, we are seeing the synergy of Intrexon’s advanced biological engineering capabilities and Fibrocell’s proprietary autologous fibroblast technology materialize into a powerful therapeutic candidate. The cell-based treatment is designed to go beyond palliative care and improve the quality of life in patients with the devastating RDEB disease. We look forward to working with Fibrocell to advance this promising new therapy into clinical studies.”
The poster is available in the “Publications” section of Fibrocell’s website at: http://www.fibrocellscience.com/technology/publications/.
About FCX-007
FCX-007 is Fibrocell’s novel gene-therapy drug candidate for the treatment of recessive dystrophic epidermolysis bullosa (RDEB), a congenital and progressive orphan skin disease caused by the deficiency of the protein type VII collagen (COL7). FCX-007 is a gene-modified autologous fibroblast that encodes for COL7 and is being developed in collaboration with Intrexon. By genetically modifying autologous fibroblasts, ex vivo, to produce COL7, culturing them and then treating blisters and wounds locally via injection, FCX-007 offers the potential to address the underlying cause of the disease by providing high levels of COL7 directly to the affected areas, avoiding systemic treatment. The drug is currently in late stage pre-clinical development with an IND filing targeted for mid-2015.
About Recessive Dystrophic Epidermolysis Bullosa (RDEB)
Recessive dystrophic epidermolysis bullosa (RDEB) is the most severe form of dystrophic epidermolysis bullosa (DEB), a congenital, progressive, devastatingly painful and debilitating genetic disorder that leads to death. RDEB is caused by a mutation of the COL7A1 gene, the gene which encodes for type VII collagen, a protein that forms anchoring fibrils. Anchoring fibrils hold together the layers of skin, and without them, skin layers separate causing severe blistering, open wounds and scarring in response to any kind of friction, including normal daily activities like rubbing or scratching. Children who inherit the condition are often called “butterfly children” because their skin is as fragile as a butterfly’s wings. There are approximately 1,100 – 2,500 RDEB patients in the U.S. Currently, there is no cure for RDEB and treatments address only the sequelae, including daily bandaging, hydrogel dressings, antibiotics, feeding tubes and surgeries.
About Fibrocell Science, Inc.
Fibrocell is an autologous cell and gene therapy company focused on developing first-in-class treatments for rare and serious skin and connective tissue diseases with high unmet medical needs. Fibrocell's most advanced drug candidate, azficel-T, uses its FDA-approved proprietary autologous fibroblast technology and is in a Phase II clinical trial for the treatment of chronic dysphonia resulting from vocal cord scarring or atrophy. In collaboration with Intrexon, a leader in synthetic biology, Fibrocell is also developing gene therapies for orphan skin diseases using gene-modified autologous fibroblasts. The Company's lead orphan gene-therapy drug candidate, FCX-007, is in late stage pre-clinical development for the treatment of recessive dystrophic epidermolysis bullosa (RDEB). Fibrocell is also in pre-clinical development of FCX-013, its second gene-therapy drug candidate, for the treatment of linear scleroderma. For more information, visit www.fibrocellscience.com.
About Intrexon Corporation
Intrexon Corporation (NYSE: XON) is Powering the Bioindustrial Revolution with Better DNA™ to create biologically-based products that improve the quality of life and the health of the planet. The Company’s integrated technology suite provides its partners across diverse markets with industrial-scale design and development of complex biological systems delivering unprecedented control, quality, function, and performance of living cells. We call our synthetic biology approach Better DNA®, and we invite you to discover more at www.dna.com.
Forward-Looking Statements
This press release contains, and our officers and representatives may from time to time make, statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, among others, statements we make regarding our development strategy, timing and potential advantages of our product candidates.
These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of Fibrocell’s control. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) uncertainties relating to the initiation and completion of clinical trials; and (ii) whether clinical trial results will validate and support the safety and efficacy of our product candidates, as well as those set forth under the caption “Item 1A. Risk Factors” in Fibrocell’s most recent Form 10-K filing.
Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. In addition, Fibrocell operates in a highly competitive and rapidly changing environment, and new risks may arise. Accordingly, you should not place any reliance on forward-looking statements as a prediction of actual results. Fibrocell disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statement. You are also urged to carefully review and consider the various disclosures in Fibrocell’s most recent annual report on Form 10-K, our most recent Form 10-Q as well as other public filings with the SEC since the filing of Fibrocell’s most recent annual report.
Safe Harbor Statement
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Investor Contact:
Karen Casey
Fibrocell Science, Inc.
Tel: +1 (484) 713-6133
kcasey@fibrocellscience.com

Investor Contact:
Christopher Basta
Vice President, Investor Relations
Intrexon Corporation
Tel: +1 (561) 410-7052
Investors@intrexon.com